CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam Variable Trust of our report dated February 19, 2026, relating to the financial statements and financial highlights, which appears in Putnam VT Focused U.S. Research Fund’s (Previously known as Putnam VT Sustainable Leaders Fund) Annual Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial highlights”, “FINANCIAL STATEMENTS” and “Auditor” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

September 28, 2026